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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

H&E Equipment Services L.L.C.
Baton Rouge, Louisiana

        We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement No. 333-128996 of our report dated September 28, 2005, except for Note 22 for which the date is as of October 13, 2005, relating to the consolidated financial statements and schedule of H&E Equipment Services L.L.C., which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Dallas, Texas
November 23, 2005

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Consent of Independent Registered Public Accounting Firm